SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 17)

                          NATIONAL R.V. HOLDINGS, INC.
                                (Name of Issuer)

                          Common Stock par value $0.01
                         (Title of Class of Securities)

                                    637277104
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                       Heller Ehrman White & McAuliffe LLP

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                   May 3, 2001
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
----------------------------                 ----------------------------
CUSIP No. 637277104                               Page 19 of 20 Pages
----------------------------                 ----------------------------

=================================================================



1.       NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON               Gary N. Siegler
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)      [ ]
                                                           (b)      [X]
-------------------------------------------------------------------------------
3.       SEC USE ONLY
-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF, OO
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(E)          [   ]
-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7.       SOLE VOTING POWER
         698,980 (Includes 537,377 options)
-------------------------------------------------------------------------------
8.       SHARED VOTING POWER
         258,704
-------------------------------------------------------------------------------
9.       SOLE DISPOSITIVE POWER
         698,980 (Includes 537,377 options)
-------------------------------------------------------------------------------
10.      SHARED DISPOSITIVE POWER
         258,704
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         957,684 (Includes 537,377 options)
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                          [ ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         8.6%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN

1.
         NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON              Peter M. Collery
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)      [ ]
                                                                (b)      [X]
-------------------------------------------------------------------------------
3.       SEC USE ONLY
-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF, OO
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)      [   ]
-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7.       SOLE VOTING POWER
         113,750 (includes 113,750 underlying options)
-------------------------------------------------------------------------------
8.       SHARED VOTING POWER
         263,704
-------------------------------------------------------------------------------
9.       SOLE DISPOSITIVE POWER
         113,750 (includes 113,750 underlying options)
-------------------------------------------------------------------------------
10.      SHARED DISPOSITIVE POWER
         263,704
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         377,454 (includes 113,750 underlying options)
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                  [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.5%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN

1. NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Arena-NRV Investors, L.P.
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)      [X]
                                                                (b)      [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY
-------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)                                      [   ]
-------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7.      SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8.      SHARED VOTING POWER
         86,112
-------------------------------------------------------------------------------
9.      SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10.      SHARED DISPOSITIVE POWER
         86,112
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         86,112
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               [   ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.8%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN

1. NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Siegler, Collery & Co.
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)      [X]
                                                                (b)      [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY
-------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
         OO
-------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)          [   ]
-------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7.      SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8.      SHARED VOTING POWER
         80
--------------------------------------------------------------------------------
9.      SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10.      SHARED DISPOSITIVE POWER
         80
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         80
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                     [   ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.0008%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO

1. NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON R.V. Dolphin Partners, L.P.
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)      [X]
                                                                (b)      [ ]
-------------------------------------------------------------------------------
3.       SEC USE ONLY
-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)          [   ]
-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7.      SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8.      SHARED VOTING POWER
         15,433
--------------------------------------------------------------------------------
9.      SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10.      SHARED DISPOSITIVE POWER
         15,433
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,433
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                            [   ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN

1. NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dolphin Partners II, L.P.
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)      [X]
                                                              (b)      [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY
-------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)          [   ]
-------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7.      SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8.      SHARED VOTING POWER
         6,853
--------------------------------------------------------------------------------
9.      SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10.      SHARED DISPOSITIVE POWER
         6,853
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,853
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                            [   ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.06%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN

1.       NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON     Insight Investors, L.P.
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)      [X]
                                                                 (b)      [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY
-------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)          [   ]
-------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7.      SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8.      SHARED VOTING POWER
         145,156
-------------------------------------------------------------------------------
9.      SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10.      SHARED DISPOSITIVE POWER
         145,156
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         145,156
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                             [   ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.4%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN

1.       NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON          Motorhome Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)      [X]
                                                               (b)      [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)          [   ]
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7.      SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8.      SHARED VOTING POWER
         5,070
--------------------------------------------------------------------------------
9.      SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10.      SHARED DISPOSITIVE POWER
         5,070
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,070
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                             [   ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.05%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN

1.       NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON
         SC Fundamental, LLC Employees' Savings and Profit Sharing Plan
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)      [X]
                                                                (b)      [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY
--------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
         OO
--------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)          [   ]
--------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7.     SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8.     SHARED VOTING POWER
         5,000
--------------------------------------------------------------------------------
9.     SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10.     SHARED DISPOSITIVE POWER
         5,000
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                            [   ]
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.5%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
         EP

1.       NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON
         The Gary N. Siegler Foundation
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)      [X]
                                                                (b)      [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY
--------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
         OO
--------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)         [   ]
--------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7.     SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8.     SHARED VOTING POWER
         42,057
--------------------------------------------------------------------------------
9.     SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10.    SHARED DISPOSITIVE POWER
         42,057
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         42,057
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                             [   ]
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
         OO

1.       NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
        PERSON
         SC Dolphin, Inc.
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)      [X]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY
--------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
         OO
--------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(E)          [   ]
--------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7.     SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8.     SHARED VOTING POWER
         22,286
--------------------------------------------------------------------------------
9.     SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10.    SHARED DISPOSITIVE POWER
         22,286
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         22,286
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                             [   ]
--------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.2%
-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON
         CO

1.     NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
       PERSON
       Arena Capital Corp.

-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)      [X]
                                                              (b)      [ ]
-------------------------------------------------------------------------------
3.     SEC USE ONLY
-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS
         OO
--------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(E)          [   ]
--------------------------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7.     SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
8.     SHARED VOTING POWER
         86,112
--------------------------------------------------------------------------------
9.    SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
10.    SHARED DISPOSITIVE POWER
         86,112
--------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         86,112
--------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                  [   ]
--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.8%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
         CO

                                AMENDMENT NO. 17
                                     TO THE
                                  SCHEDULE 13D


     This statement constitutes Amendment No. 17 to the Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of National R.V. Holdings, Inc. (the "Issuer") filed by Gary N. Siegler ("Siegler"), Peter M. Collery ("Collery"), Arena-NRV Investors, L.P. ("Arena"), Siegler, Collery & Co. ("SCC"), RV Dolphin Partners, L.P. ("R.V.-Dolphin"), Dolphin Partners II, L.P.
("Dolphin II"), Insight Investors, L.P. ("Insight"), Motorhome Partners, L.P. ("Motorhome"), SC Fundamental LLC Employees' Savings and Profit Sharing Plan ("Employee Plan"), The Gary N. Siegler Foundation ("Foundation"), SC-Dolphin, Inc. ("Dolphin"), and Arena Capital Corp ("Capital") (collectively, the "Reporting Persons").

Item 5.    Interest in Securities of the Issuer

     (a) As of the close of business on May 3, 2001, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon 10,595,536 Shares that were reported to be outstanding by the Issuer on March 27, 2001 in its Form 10-K for the year ended December 31, 2000).

                                 Shares of
     Name                        Common Stock             Percentage
-------------------------------------------------------------------------------
Gary N. Siegler (1)                   957,684                  8.6%
---------------------------------------------------------------------
Peter M. Collery (2)                  377,454                  3.5%
---------------------------------------------------------------------
Arena-NRV Investors, L.P.              86,112                  0.8%
---------------------------------------------------------------------
Siegler, Collery & Co.                     80               0.0008%
---------------------------------------------------------------------
R.V. Dolphin Partners, L.P.            15,433                  0.1%
---------------------------------------------------------------------
Dolphin Partners II, L.P.               6,853                  .06%
---------------------------------------------------------------------
Insight Investors, L.P.               145,156                  1.4%
---------------------------------------------------------------------
Motorhome Partners, L.P.                5,070                 .05%
---------------------------------------------------------------------
SC Fundamental, LLC                     5,000                 .05%
Employees Savings and Profit
Sharing Plan
---------------------------------------------------------------------
The Gary N. Siegler Foundation         42,057                 0.4%
---------------------------------------------------------------------
SC-Dolphin, Inc.                       22,286                 0.2%
---------------------------------------------------------------------
Arena Capital Corp.                    86,112                 0.8%
======================================================================

_______________________
(1) Includes 537,377 shares underlying options held through a grantor retained annuity trust (the "GRAT") established by Mr.Siegler for the benefit of his family members.
(2)      Includes 113,750 shares underlying options.

     (b) Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Dolphin, the general partner of R.V.-Dolphin and Dolphin II, may be deemed to share with Dolphin, R.V.-Dolphin and Dolphin II the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of R.V.-Dolphin and Dolphin II is the direct beneficial owner.

     Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Capital, the general partner of Arena, may be deemed to share with Capital and Arena the power to vote or direct the vote and dispose or direct the disposition of shares of Common Stock of which Arena to is the direct beneficial owner.

     Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SCC, the general partner of each of Motorhome and Insight, may be deemed to share with SCC, Motorhome and Insight the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of SCC, Motorhome and Insight is the direct beneficial owner.

     Collery, by virtue of his status as a trustee of the Employee Plan, may be deemed to share with Employee Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Employee Plan is the direct beneficial owner.

     Siegler, by virtue of his status as the sole director and officer of Foundation, may be deemed to share with Foundation the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Foundation is the direct beneficial owner.

     Siegler, by virtue of his status of a co-trustee exercising sole power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which the GRAT is the direct owner, is deemed the beneficial owner of the shares held in the GRAT.

     Siegler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 119,546 shares of Common Stock of which he is the direct beneficial owner.

     Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 113,750 shares of Common Stock of which he is the direct beneficial owner.

     (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past 60 days. Unless otherwise noted, each of the transactions set forth below reflects a purchase effected on the Nasdaq National Market.


                  Trade            Price Per
                  Date             Share  ($)           Siegler

-------------------------------------------------------------------------------
                  4/26/01              8.1000          14,200
-------------------------------------------------------------------------------

                  4/27/01              8.2571          35,000
-------------------------------------------------------------------------------

                  4/30/01              8.4474          28,500
-------------------------------------------------------------------------------

                  4/30/01                8.50          5,000
-------------------------------------------------------------------------------

                  5/2/01               9.4496          5,300
-------------------------------------------------------------------------------

                  5/3/01                10.20          20,000
-------------------------------------------------------------------------------

                  5/3/01              10.1629          10,500
-------------------------------------------------------------------------------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  May 7, 2001

R.V. DOLPHIN PARTNERS, L.P.
By: SC - DOLPHIN INC.,
as General Partner

By:  /s/ Gary N. Siegler
Gary N. Siegler, as President


INSIGHT INVESTORS, L.P.
By:  SIEGLER, COLLERY & CO.,
as General Partner

By:   /s/ Gary N.Siegler
Gary N. Siegler, as President


DOLPHIN PARTNERS II, L.P.
By:  SC-DOLPHIN, INC.,
as General Partner

By:  /s/ Gary N.Siegler
Gary N. Siegler, as President


ARENA-NRV INVESTORS, L.P.
By:      ARENA CAPITAL CORP.,
         as General Partner

By:    /s/ Gary N.Siegler
Gary N. Siegler, as President

MOTORHOME PARTNERS, L.P.
By:      SIEGLER, COLLERY & CO.,
         as General Partner

By:     /s/ Gary N.Siegler
Gary N. Siegler, as President
SIEGLER, COLLERY & CO.

By:     /s/ Gary N.Siegler
Gary N. Siegler, as President


SC FUNDAMENTAL LLC
EMPLOYEES SAVINGS AND
PROFIT SHARING PLAN

By:___/s/ Peter M. Collery______________________
Neil H. Koffler as Attorney
in-Fact for Peter M.
Collery, Trustee (1)

THE GARY N. SIEGLER
FOUNDATION

By:  _/s/ Gary N. Siegler___________________
Gary N. Siegler, as President


SC DOLPHIN, INC.

By:__s/ Gary N. Siegler___________________
Gary N. Siegler, as President


ARENA CAPITAL CORP.

By:__/s/ Gary N. Siegler____________________
Gary N. Siegler, as President

____/s/ Gary N. Siegler______________________
Gary N. Siegler

_/s/ Peter M. Collery_________________________
Peter M. Collery by Neil H. Koffler,
as Attorney-in-Fact (1)



     (1) Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery. The Powers of Attorney for Mr. Collery was filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.